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                                                                    EXHIBIT 9(f)


                    AMENDMENT TO TRANSFER AGENCY AGREEMENT
                    --------------------------------------


          This agreement, dated as of the 6th day of April, 1990, between The PNC/(R)/ Fund (the "Fund"), a Massachusetts business trust, and Provident Financial Processing Corporation (the "Transfer Agent"-), a Delaware Corporation.

                                  WITNESSETH:

          WHEREAS, Provident and the Fund wish to amend the Transfer Agency Agreement between them dated October 4, 1989 (the "Transfer Agency Agreement"); and

          WHEREAS, the Fund's Board of Trustees has approved the amendment effected by this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained in the Transfer Agency Agreement, it is agreed between the parties hereto as follows:

          The second paragraph of the first page of the Transfer Agency Agreement is amended and restated to read in full as follows:

          "WHEREAS, the Fund desires to retain the Transfer Agent to serve as the Fund's transfer agent, registrar, and dividend disbursing agent with respect to its shares, par value $.001 per share (the "Shares") of its Money Market, Tax-Free Money Market, Government Money Market, Capital Appreciation, Total Return, Managed Income, International, Tax-Free Income Portfolios, and any future portfolio of the Fund, and the Transfer Agent is willing to furnish such services;"



                                 The PNC/(R)/ Fund


                                 By:________________________________


                                 Provident Financial
                                 Processing Corporation


                                 By:________________________________